     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 25, 1998

                                               REGISTRATION STATEMENT NO.
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-8
                             REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933

                            ------------------------

                       AMERICAN INTERNATIONAL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        13-2592361
        (STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
         INCORPORATION OR ORGANIZATION)                        IDENTIFICATION NO.)

                            ------------------------

                    70 PINE STREET, NEW YORK, NEW YORK 10270
         (ADDRESS, INCLUDING ZIP CODE, OF PRINCIPAL EXECUTIVE OFFICES)

                       1996 EMPLOYEE STOCK PURCHASE PLAN
                       1991 EMPLOYEE STOCK OPTION PLAN(1)
                 1992 UNITED KINGDOM EMPLOYEE STOCK OPTION PLAN
                 1996 UNITED KINGDOM EMPLOYEE STOCK OPTION PLAN
                       1987 EMPLOYEE STOCK OPTION PLAN(1)
                      1984 EMPLOYEE STOCK PURCHASE PLAN(1)
                           (FULL TITLE OF THE PLANS)

                              KATHLEEN E. SHANNON
                                 VICE PRESIDENT
                                 70 PINE STREET
                            NEW YORK, NEW YORK 10270
                                 (212) 770-7000
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

=========================================================================================================================
                                                                                      PROPOSED
                                                                 PROPOSED             MAXIMUM
                                                                 MAXIMUM             AGGREGATE
         TITLE OF SECURITIES              AMOUNT TO BE        OFFERING PRICE          OFFERING            AMOUNT OF
          TO BE REGISTERED              REGISTERED(2)(3)       PER SHARE(4)           PRICE(4)         REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock, $2.50 par value........   9,853,125 shares         $128.25           $1,263,663,281          $372,781
=========================================================================================================================

1. This Registration Statement registers additional shares of Common Stock relating to the 1984 Employee Stock Purchase Plan, 1987 Employee Stock Option Plan and 1991 Employee Stock Option Plan; shares of Common Stock issuable under the 1984 Employee Stock Purchase Plan, 1987 Employee Stock Option Plan and 1991 Employee Stock Option Plan were registered under Registration Statements No. 2-91945, 33-18073 and 33-57250, respectively.

2. This Registration Statement includes up to 3,290,625 shares of Common Stock that may be reoffered and resold by certain persons who may be deemed "affiliates" of American International Group, Inc. for purposes of the registration requirements of the Securities Act of 1933, as amended.

3. This registration statement also relates to an indeterminate number of additional shares of Common Stock that may be issued pursuant to anti-dilution and adjustment provisions of the above-referenced plans.

4. Estimated solely for purposes of calculating the registration fee. Such estimate has been computed in accordance with Rule 457(h) and is based upon the average of the high and low sales prices of the Common Stock of American International Group, Inc. on March 23, 1998 as reported on the New York Stock Exchange Composite Tape.
================================================================================

                                EXPLANATORY NOTE

    This Registration Statement on Form S-8 registers 9,853,125 shares of common stock, par value $2.50 per share (the "Common Stock"), of American International Group, Inc. ("AIG" or the "Company"), which may be issued under AIG's 1984 Employee Stock Purchase Plan (the "1984 Plan"), 1987 Employee Stock Option Plan (the "1987 Plan"), 1991 Employee Stock Option Plan, as amended (the "1991 Plan"), 1992 United Kingdom Employee Stock Option Plan, 1996 United Kingdom Employee Stock Option Plan and the 1996 Employee Stock Purchase Plan (collectively, the "Plans"). This Registration Statement registers additional shares of Common Stock with respect to the 1984, 1987 and 1991 Plans; the Common Stock issuable pursuant to such Plans was previously registered under Registration Statement Nos. 2-91945, 33-18073 and 33-57250, respectively, and the contents of such Registration Statements are hereby incorporated by reference herein. The 1992 and 1996 United Kingdom Employee Stock Option Plans are subplans of the 1991 Plan.

    This Registration Statement on Form S-8 also relates to 3,290,625 shares of Common Stock that may be reoffered and resold from time to time by certain persons who may be deemed "affiliates" of AIG for purposes of the registration requirements of the Securities Act of 1933, as amended (the "Securities Act").

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     All information required by Part I to be contained in the prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED MARCH   , 1998

PROSPECTUS

                                3,290,625 SHARES

                       AMERICAN INTERNATIONAL GROUP, INC.

                                  COMMON STOCK
                          (PAR VALUE $2.50 PER SHARE)

                            ------------------------

     This Prospectus relates to up to 3,290,625 shares (the "Shares") of common stock, par value $2.50 per share (the "Common Stock"), of American International Group, Inc. ("AIG") that may be acquired by certain persons who may be deemed to be "affiliates" of AIG for purposes of the registration requirements of the Securities Act of 1933 (the "Selling Shareholders") under AIG's 1996 Employee Stock Purchase Plan, 1991 Employee Stock Option Plan, 1992 United Kingdom Employee Stock Option Plan, 1996 United Kingdom Employee Stock Option Plan, 1987 Employee Stock Option Plan and 1984 Employee Stock Purchase Plan (collectively, the "Plans").

     The Shares may be sold from time to time in one or more transactions (which may involve block transactions) on the New York Stock Exchange, in the over-the-counter market, through negotiated transactions or otherwise, at market prices prevailing at the time of the sale or at prices otherwise negotiated. See "Plan of Distribution".

     AIG will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. All costs, expenses and fees in connection with the registration of the Shares, estimated to be approximately $175,000, will be borne by AIG.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                 THE DATE OF THIS PROSPECTUS IS MARCH   , 1998.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SHARES.

                            ------------------------

                             AVAILABLE INFORMATION

     AIG is subject to the information requirements of the Securities Exchange Act of 1934, as amended, (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following Regional Offices: 7 World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material may be obtained by mail from the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as AIG, that file electronically with the Commission and the address of such Web site is http://www.sec.gov.

     The Common Stock is listed on the New York Stock Exchange and reports, proxy statements, information statements and other information can be inspected at such Exchange at 20 Broad Street, New York, New York 10005.

     AIG's principal executive offices are located at 70 Pine Street, New York, New York 10270, and its telephone number is (212) 770-7000.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents have been filed by AIG with the Commission (File No. 1-8787) and are incorporated herein by reference:

          (1) AIG's Annual Report on Form 10-K for the year ended December 31, 1996;

          (2) AIG's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

          (3) AIG's Current Report on Form 8-K, dated February 10, 1998; and

          (4) The description of the Common Stock contained in AIG's Registration Statement on Form 8-A, dated September 20, 1984, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934.

     All documents filed by AIG pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     AIG will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all documents (excluding exhibits unless specifically incorporated by reference into such documents) referred to above which have been or may be incorporated herein by reference. Requests for such documents should be directed to AIG's Director of Investor Relations, 70 Pine Street, New York, New York 10270, telephone (212) 770-7575.

                              SELLING SHAREHOLDERS

     The Selling Shareholders will consist of the holders of Shares acquired under the Plans who may be deemed "affiliates" for purposes of the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). The Selling Shareholders will be listed in a supplement to this Prospectus. Such supplement will indicate any relationship which such Selling Shareholder has had with AIG for the three years preceding the date of such supplement and the number of Shares which such Selling Shareholder intends to sell pursuant to this Prospectus.

                              PLAN OF DISTRIBUTION

     The Shares may be sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such sales may be made on the New York Stock Exchange, in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by one or more of the following: (a) a block trade in which the broker-dealer so engaged will attempt to sell such Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchase of such Shares by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders in amounts to be negotiated in connection with the sales. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act. In addition, any securities covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the Selling Shareholders.

                                    EXPERTS

     The consolidated financial statements and schedules of AIG as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996, included in AIG's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Coopers & Lybrand L.L.P., independent public accountants, as indicated in their reports with respect thereto, dated February 20, 1997, and are incorporated by reference into this Prospectus in reliance thereon upon the authority of said firm as experts in accounting and auditing.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents have been filed by AIG with the Commission (File No. 1-8787) and are incorporated herein by reference:

          (1) AIG's Annual Report on Form 10-K for the year ended December 31, 1996;

          (2) AIG's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997;

          (3) AIG's Current Report on Form 8-K, dated February 10, 1998; and

          (4) The description of Common Stock contained in the Registration Statement on Form 8-A, dated September 20, 1984, filed pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     All documents filed by AIG pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold, or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

     Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES

     The Common Stock is registered under Section 12(b) of the Exchange Act.

ITEM 5.  INTEREST OF NAMED EXPERTS AND COUNSEL

     The consolidated financial statements of AIG and its subsidiaries and the related financial statement schedules of AIG included in its most recent Annual Report on Form 10-K, incorporated herein by reference, are so incorporated in reliance upon the reports of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in accounting and auditing.

     This Registration Statement relates only to previously issued shares of Common Stock. As a result, no opinion with respect to the validity of the shares of Common Stock registered hereunder is required.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Restated Certificate of Incorporation of the Company (the "Certificate") provides that the Company shall indemnify to the full extent permitted by law any person made, or threatened to be made, a party to an action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that he, his testator or intestate is or was a director, officer or employee of the Company or serves or served any other enterprise at the request of the Company. Section 6.4 of the Company's By-laws contains a similar provision.

     The Certificate also provides that a director will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such an exemption from liability or limitation thereof is not permitted by the Delaware General Corporation Law (the "GCL").

     Section 145 of the GCL permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of the registrant in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he is or was a director, officer or employee of the Company. Section 145 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. In addition, the registrant and its subsidiaries maintain a directors' and officers' liability insurance policy.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.  EXHIBITS

     The exhibits are listed in the exhibit index.

ITEM 9.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York and State of New York, on the 25th day of March, 1998.

                                          AMERICAN INTERNATIONAL GROUP, INC.

                                          By       /s/ M. R. GREENBERG
                                            ------------------------------------
                                                (M. R. Greenberg, Chairman)

     KNOW ALL MEN BY THESE PRESENTS: that each person whose signature appears below constitutes and appoints M.R. Greenberg, Edward E. Matthews and Howard I. Smith, and each of them, as true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection herewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing required and necessary to be done in and about the foregoing as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----

                /s/ M.R. GREENBERG                   Chairman, Chief Executive          March 25, 1998
---------------------------------------------------    Officer, and Director
                 (M.R. Greenberg)                      (Principal Executive Officer)

                /s/ HOWARD I. SMITH                  Executive Vice President and       March 25, 1998
---------------------------------------------------    Director (Principal Financial
                 (Howard I. Smith)                     and Accounting Officer)

              /s/ M. BERNARD AIDINOFF                Director                           March 25, 1998
---------------------------------------------------
               (M. Bernard Aidinoff)

                                                     Director
---------------------------------------------------
                (Lloyd M. Bentsen)

                 /s/ PEI-YUAN CHIA                   Director                           March 25, 1998
---------------------------------------------------
                  (Pei-yuan Chia)

               /s/ MARSHALL A. COHEN                 Director                           March 25, 1998
---------------------------------------------------
                (Marshall A. Cohen)

            /s/ BARBER B. CONABLE, JR.               Director                           March 25, 1998
---------------------------------------------------
             (Barber B. Conable, Jr.)

                     SIGNATURE                                     TITLE                     DATE
                     ---------                                     -----                     ----
              /s/ MARTIN S. FELDSTEIN                Director                           March 25, 1998
---------------------------------------------------
               (Martin S. Feldstein)

                /s/ LESLIE L. GONDA                  Director                           March 25, 1998
---------------------------------------------------
                 (Leslie L. Gonda)

               /s/ EVAN G. GREENBERG                 Director                           March 25, 1998
---------------------------------------------------
                (Evan G. Greenberg)

                /s/ CARLA A. HILLS                   Director                           March 25, 1998
---------------------------------------------------
                 (Carla A. Hills)

              /s/ FRANK J. HOENEMEYER                Director                           March 25, 1998
---------------------------------------------------
               (Frank J. Hoenemeyer)

              /s/ EDWARD E. MATTHEWS                 Director                           March 25, 1998
---------------------------------------------------
               (Edward E. Matthews)

                /s/ DEAN P. PHYPERS                  Director                           March 25, 1998
---------------------------------------------------
                 (Dean P. Phypers)

                                                     Director
---------------------------------------------------
                (Thomas R. Tizzio)

                /s/ EDMUND S.W. TSE                  Director                           March 25, 1998
---------------------------------------------------
                 (Edmund S.W. Tse)

                                                     Director
---------------------------------------------------
                 (Frank G. Wisner)

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                   DESCRIPTION                                 LOCATION
-------                  -----------                                 --------
   4      (a) The Registrant's 1996 Employee Stock
              Purchase Plan........................  Filed as exhibit to American
                                                     International Group, Inc.'s Definitive
                                                     Proxy Statement dated April 2, 1996 (File
                                                     No. 1-8787) and incorporated herein by
                                                     reference.
          (b) The Registrant's 1991 Employee Stock
              Option Plan..........................  Filed as exhibit to American
                                                     International Group, Inc.'s Definitive
                                                     Proxy Statement dated April 4, 1997 (File
                                                     No. 1-8787) and incorporated herein by
                                                     reference.
          (c) The Registrant's 1987 Employee Stock
              Option Plan..........................  Filed as exhibit to American
                                                     International Group, Inc.'s Definitive
                                                     Proxy Statement dated April 6, 1987 (File
                                                     No. 0-4652) and incorporated herein by
                                                     reference.
          (d) The Registrant's 1984 Employee Stock
              Purchase Plan........................  Filed as exhibit to American
                                                     International Group, Inc.'s Registration
                                                     Statement (File No. 2-91945) and
                                                     incorporated herein by reference.
   5      Opinion re validity......................  Not applicable.
  15      Letter re unaudited interim financial
            information............................  None.
  23      Consents of experts and counsel
          (a) Coopers & Lybrand L.L.P..............  Filed as exhibit hereto.
  24      Power of Attorney........................  Included in signature pages.